EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Uranium Power Corporation

We consent to the incorporation by reference in the registration statement dated October 14, 2004 on Form S-8 of Uranium Power Corporation (An Exploration Stage Company) of our auditors' report dated July 26, 2004 on the consolidated balance sheets of Uranium Power Corporation as at April 30, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years ended April 30, 2004, 2003 and 2002 and the cumulative totals for the exploration stage operations from April 3, 1998 (inception) through April 30, 2004.


/s/ Pannell Kerr Forster

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada
October 18, 2004